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                                                                   Exhibit 3.5

                              STATE OF DELAWARE
                                                            PAGE 1
                      OFFICE OF THE SECRETARY OF STATE
                      --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LIQUOR.COM, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF JANUARY, A.D. 2000, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.


3139246 8100                   [SEAL]  /s/  Edward J. Freel
                                       ------------------------------------
001011106                              EDWARD J. FREEL, SECRETARY OF STATE

                                          AUTHENTICATION:    0188176
                                                    DATE:    01-07-00

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                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 01/07/2000
                                                         001011106-3139246


                           CERTIFICATE OF DESIGNATION
                         OF SERIES A PREFERRED STOCK OF
                                LIQUOR.COM, INC.


         LIQUOR.COM, INC. a Corporation organized and existing under the laws of the State of Delaware (the "Corporation") does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation adopted the following resolution establishing a series of 422,222 shares of Preferred Stock of the Corporation designated as "Series A Preferred Stock":

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.00001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                          SERIES A PREFERRED STOCK

    1. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock" and the number of Shares constituting such series shall be 422,222. Such series is referred to herein as the "Series A Preferred Stock." Such number of shares may be increased or decreased by resolution of the Board of Directors of the Corporation; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding.

    2. DIVIDENDS.

         Out of the assets of the Corporation legally available for dividends, the holders of the Series A Preferred Stock shall share equally in any dividend, on an as converted basis, when and as declared by the Board of Directors, to the holders of the Common Stock of the Corporation, which dividend declaration must be approved by the Preferred Director, as defined in Section 5 below.

    3. LIQUIDATION PREFERENCE.

         (a) In the event of the occurrence of any liquidation, dissolution or winding up of this Corporation (or deemed occurrence of such event pursuant to Section 3(c)), either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share determined by multiplying $1.1842111 (the "ORIGINAL ISSUE PRICE") times four
(4) (or, if the holders of Series A Preferred Stock have been paid all amounts due under the Promissory Note dated as of January 6, 2000 between the Corporation and the holders of Series A Preferred Stock, times three (3)) for each outstanding share of Series A Preferred Stock (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), plus an amount equal to all unpaid dividends on the Series A Preferred Stock (collectively, the "LIQUIDATION AMOUNT"). If upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of this Corporation legally available for distribution to stockholders by reason of their ownership of the stock of this Corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock of the full Liquidation Amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of shares of Common Stock issuable to them upon conversion of their respective shares of Series A Preferred Stock.

         (b) After payment has been made to the holders of the Series A Preferred Stock of the Liquidation Amount, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them or issuable to them upon conversion of their respective shares of Series A Preferred Stock.

         (c) A consolidation or merger of this Corporation with or into any other corporation or corporations where the holders of the Common Stock and Series A Preferred Stock do not together continue to hold more than 50% ownership interest in this Corporation, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, or the effectuation by this Corporation of a transaction or series of related transactions in which more than 50% of the voting power of this Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         (d) If any of the assets of this Corporation are to be distributed under this Section 3, or for any purpose, in a form other than cash, then the Board of Directors shall promptly determine in good faith the value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock. This Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series A Preferred Stock or Common Stock.

     4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

         (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined) at the time in effect for a share of Series A Preferred Stock. The "CONVERSION
PRICE" per share of Series A Preferred Stock initially shall be $1.1842111, subject to adjustment from time to time as provided below.

         (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time immediately prior to the consummation of this Corporation's sale so its Common Stock in a firm commitment underwriting by a nationally recognized underwriter pursuant to a registration


                                       2

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statement under the Securities Act of 1933, as amended (the "ACT"), the aggregate gross proceeds of which are not less than $20,000,000, at a public offering price of not less than four (4) times the Original Issue Price (appropriately adjusted for any recapitalizations, stock dividends, stock splits, and the like) (a "QUALIFIED PUBLIC OFFERING"). The holders of the Series A Preferred Stock shall have the option to convert or retain their shares of Series A Preferred Stock upon the completion of a public offering which does not meet the qualifications set forth above.

         (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; PROVIDED, HOWEVER, that in the event of a conversion pursuant to
Section 4(b) hereof, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and PROVIDED FURTHER that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any declared and unpaid dividends payable to the holder hereunder, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or, in the case of automatic conversion in connection with an underwritten public offering of securities registered pursuant to such offering, immediately prior to the closing of such sale of securities, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         (d) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of the Series A Preferred Stock would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value of one share of Series A Preferred Stock as determined by the Board of Directors of the Corporation pursuant to Section 4(e)(i)(4) below. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (e) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the
Series A


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Preferred Stock shall be subject to adjustment from time to time as follows:

        (i) SPECIAL DEFINITIONS. For purposes of this Section 4(e), the following definitions shall apply:

              (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

              (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

              (3) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by this Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                 (A) to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option, restricted stock purchase agreement, stock appreciation right, option plan, purchase plan or other employee stock incentive program or agreement approved by a majority of the Board of Directors of this Corporation, to the extent the total number of such shares does not exceed 750,000 shares (as adjusted for stock splits and the like);

                 (B) upon conversion of shares of the Series A Preferred
Stock;

                 (C) as a dividend or other distribution on the Series A Preferred Stock;

                 (D) pursuant to a Qualified Public Offering;

                 (E) to persons or entities with whom this Corporation has business relationships, including under equipment leasing arrangements, bank or other institutional loans, acquisitions of companies or product lines or other arrangements or transactions wherein the principal purpose of the issuance of such Common Stock is for non-equity financing purposes, provided that such arrangements are approved by a majority of the Board of Directors of this Corporation, including the affirmative vote of the Preferred Director, if any; and

                 (F) in a transaction described in Section 4(e)(vi).

              (4) "FAIR MARKET VALUE" of one share of Common Stock or Series A Preferred Stock as of a particular date shall be determined by the Board of Directors of the Corporation as follows: (i) if traded on a securities exchange or through the Nasdaq National Market or Small Cap Market, the value shall be deemed to be the average of the closing prices of the Common Stock or Series A Preferred Stock, as applicable, on such exchange or quotation system over the thirty (30) day period ending three (3) days prior; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation, including the affirmative vote of the Series A Preferred Director, if any.

              (5) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued.

         (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) for an Additional Share of Common issued or deemed to be issued by this Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

         (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and PROVIDED FURTHER THAT in any such case in which Additional Shares of Common are deemed to be issued:

              (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                 (A) in the case of Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                 (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

              (4) no readjustment pursuant to clauses (2) and (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date and (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

              (5) in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

         (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(e)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event such Conversion Price shall be reduced, concurrently with such issue, to such lower price so long as such price is not less than the par value per share of the Common Stock.

         (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

             (1) CASH AND PROPERTY. Such consideration shall:

                 (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any commissions paid by the Corporation with respect to such issuance;

                 (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the affirmative vote of the Series A Preferred Director, if any; and

                 (C) in the event Additional Shares of Common are issued (or, pursuant to Section 4(e)(iii), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

             (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(e)(iii), relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

                 (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                 (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (vi) OTHER ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustments from time to time as follows:

              (1) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (2) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding repurchases of securities by the

Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 4 or as provided in Section
2 in connection with a dividend, then and in each such event the holders of the Series A Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

              (3) ADJUSTMENTS FOR REORGANIZATIONS, RECLASSIFICATIONS OR SIMILAR EVENTS. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series A Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

        (vii) MISCELLANEOUS.

              (1) All calculations under this Section 4(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

              (2) No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

         (f) NO IMPAIRMENT. This Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

         (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Series A Preferred Stock.

         (h) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

         (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

         (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

         (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (iv) to merge with or into any other Corporation (other than a merger in which the holders of the outstanding voting equity securities of this Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock:

                 (1) at least five (5) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which holders of the Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                 (2) in the case of the matters referred to in (iii) and (iv) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (j) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three business days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

    5. REDEMPTION.

         (a) In the event that any holder (a "Redeeming Holder") of outstanding Series A Preferred Stock gives written notice to this Corporation of a demand for redemption of its Series A Preferred Stock at any time on or after the second anniversary of the Original Issue Date, and the Corporation has not satisfied its obligation to the holders of the Series A Preferred Stock pursuant to the Promissory Note between the Corporation and the holders of the Series A Preferred Stock dated January 6, 2000, this Corporation shall, to the extent it may lawfully do so, redeem such shares at a price equal to the Original Issue Price of the shares of Series A Preferred Stock, plus any accrued but unpaid dividends. Such redemption shall occur in two equal annual installments, each covering one-half of the shares then held by the Redeeming Holder with the first installment to close within 60 days of the redemption request.

         (b) If the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of Section 5(a) above. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein and the redemption price of each unredeemed share shall bear interest at a rate of 10% per annum. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed plus the interest specified above. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (c) The shares of Series A Preferred Stock which are redeemed by the Corporation pursuant to this Section 5 shall be cancelled by the Corporation and shall not be eligible for re-issuance.

    6. VOTING RIGHTS.

         (a) GENERAL VOTING RIGHTS. Except as otherwise required by law or as otherwise set forth below, each holder of Common Stock shall have one vote for each share of Common Stock so held. In connection with any matter as to which the holders of Common Stock are entitled to vote including, but not limited to, the election of directors, each share of Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Preferred Stock into shares of Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matters. Except as provided below and except as otherwise may be required by law or in this Certificate of Incorporation, the holders of Common Stock and the holders of Preferred Stock shall be entitled to notice of any meeting of stockholders and to vote together as a single class.


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

         (b) ELECTION OF SERIES A DIRECTORS.

                 (i) The holders of the Series A Preferred Stock, voting separately as a single series, shall have the exclusive right, if they so choose, acting by written consent given in accordance with paragraph 6(b)(vi) below, or by vote at a meeting called for that purpose, to elect the number of directors to the Corporation's Board of Directors provided for by this Certificate of Incorporation, which number shall initially be one (the "SERIES A PREFERRED DIRECTOR"). In addition to any other rights and responsibilities attributable to a Director of the Corporation under the DGCL or the Certificate of Incorporation and Bylaws of the Corporation, the Series A Preferred Director, if any, shall have the right, but not the obligation, to serve as a member of any committee of the Board of Directors that may be established from time to time.

                 (ii) The initial Series A Preferred Director, if any, will be the person designated by written consent of the holders of the Series A Preferred Stock given in accordance with paragraph 6(b)(vi) on the Issue Date.

                 (iii) At any meeting having as a purpose the election of directors by holders of the Series A Preferred Stock, the presence, in person or by proxy, of the holders of a majority of the shares of the Series A Preferred Stock then outstanding shall be required and be sufficient to constitute a quorum for the election of a director by such holders. The Series A Preferred Director(s) to be elected at such meeting shall be elected by a majority of the votes of the shares of the Series A Preferred Stock present in person or represented by proxy at such meeting and entitled to vote in the election of such Series A Preferred Director(s) or by written consent of the holders of such shares given in accordance with the provisions of paragraph 6(b)(vi).

                 (iv) Except as provided in paragraph 6(b)(v), any vacancy in the office of a Series A Preferred Director shall be filled by the holders of the Series A Preferred Stock entitled to vote for such Series A Preferred Director by vote of such holders as provided in paragraph 6(b)(iii) above at a meeting called for such purpose or by written consent of such holders given in accordance with paragraph 6(b)(vi) below.

                 (v) A Series A Preferred Director, if any, may be removed, with or without cause, by the vote or by written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Any vacancy occurring as a result of such removal shall be filled by the affirmative vote of the holders of a majority of the Series A Preferred Stock as provided in paragraph 6(b)(iii), such vote to be taken at the same meeting at which the removal of such Series A Preferred Director was voted upon, or by written consent of the holders of such Series A Preferred Stock given in accordance with the provisions of paragraph 6(b)(vi). Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor and until his or her successor has been chosen and has qualified.


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

                 (vi) With respect to actions by the holders of the Series A Preferred Stock upon those matters on which such holders are entitled to vote as a separate series, such actions may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth action so taken, shall be signed by the holders of outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such Series A Preferred Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation as provided in the DGCL. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent.

    7. PROTECTIVE PROVISIONS. This Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of either (a) at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of Series A Preferred Stock voting together as a single class, on an as-converted basis; or (b) a representative of the holders of Series A Preferred Stock unanimously designated in writing by the holders of Series A Preferred Stock as the person entitled to exercise such approval (the "Series A Preferred Stock Representative"):

         (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its assets, property or business or recapitalize, reorganize or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this Corporation is disposed of;

         (b) declare or pay any dividends on the Common Stock, or repurchase any Preferred Stock or Common Stock (other than the redemption rights provided by Section 5 herein or the exercise of repurchase rights pursuant to any right of first refusal or restricted stock grant approved by a majority of the Board of Directors, including the affirmative vote of the Preferred Director, if any);

         (c) make any loans or advances to officers, directors, employees or consultants of this Corporation, except (i) in the ordinary course of business as part of travel advances or other remuneration for services and
(ii) pursuant to secured promissory notes for the purchase of stock;

         (d) make any guarantees, except in the ordinary course of business;

         (e) mortgage, pledge or create any security interest in, or permit any subsidiary corporation to mortgage, pledge or create any security interest in, all or substantially all of the real, personal or intangible property of this Corporation or any subsidiary Corporation, in an amount over $100,000 unless unanimously approved by the Board of Directors;

         (f) own or permit any subsidiary corporation to own any securities of any other corporation, partnership or other entity unless it is wholly owned by this Corporation;

         (g) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;


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

         (h) amend, waive, or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would change the preferences, rights, privileges or power of, or restrictions provided for the benefit of, the Series A Preferred Stock;

         (i) enter a business other than the development, marketing and support of a web-site related to the sale of alcoholic beverages on the internet and related e-commerce activities;

         (j) increase or decrease the authorized number of shares of Common Stock, Preferred Stock, or Series A Preferred Stock.

         (k) increase the number of shares available for issuance under the terms of any stock option or equity-based compensation plan to more than 750,000 shares, as adjusted for stock splits and the like.

         (l) increase the Board of Directors to more than 5 members.

         (m) make any payment on indebtedness to any shareholder.

    8. PREEMPTIVE RIGHTS. If, prior to a Qualified Public Offering, the Corporation shall issue Common Stock or other equity securities ("EQUITY SECURITIES"), each holder of Series A Preferred Stock shall be entitled to purchase the portion of such Common Stock or Equity Securities to be issued necessary in order that the aggregate shares of Common Stock and Equity Securities held by such holder constitute the same percentage of all Common Stock (assuming the conversion, exercise or exchange of all Equity Securities) after the issuance of such Common Stock or Equity Securities as before the issuance thereof; provided, however, that such preeemptive right shall not apply to (a) issuances of Common Stock or Equity Securities excluded from the definition of "Additional Shares of Common" pursuant to Section
4(e)(i)(3)(A); (b) issuance of Common Stock or Equity Securities upon the conversion, exercise or exchange of Equity Securities to which the preemptive right was applicable; (c) issuance of Common Stock or Equity Securities in connection with an exercise of the preemptive rights granted hereunder; (d) issuances of shares pursuant to the Preferred Stock Purchase Agreement or upon conversion of the Series A Preferred; or (e) issuances of Common Stock in connection with a Qualified Public Offering. The price of securities which each holder becomes entitled to purchase by reason hereof shall be the same price at which such securities are offered to others. A holder may exercise its right under this Section 7 to purchase Equity Securities by paying the purchase price therefor at the principal office of the Corporation within ten days after receipt of notice from the Corporation (which notice by the Corporation shall be given at least 15 days before the issuance of the Equity Securities) stating the number or amount of Equity Securities it intends to issue, the price and characteristics thereof and the number of shares that such holder is entitled to purchase. The holder shall pay such purchase price in cash or by check or wire transfer; PROVIDED, HOWEVER, that if the Corporation is indebted to such holder, the holder shall be entitled, at the holder's sole option, to credit against the purchase price all or any portion of the Corporation's indebtedness to such holder which is then due (accrued but unpaid dividends on the Series A Preferred Stock shall not be deemed to be indebtedness for purposes of such credit). A holder's contractual preemptive rights hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time such holder shall be treated for all purposes as the record


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

holder of the Equity Securities. As promptly as practicable (and in any event within ten days) on or after the purchase date, the Corporation shall issue and deliver at its principal office a certificate or certificates for the number of full shares of Common Stock or the number of full shares or amount, whichever is applicable, of Equity Securities together with cash for any fraction of a share or portion of an Equity Security at the purchase price to which the holder is entitled hereunder.

    9. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be converted into Common Stock pursuant to Section 4 of this Article IV, the shares of such Series A Preferred Stock so converted shall be canceled and shall not be issuable by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation's authorized stock.


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

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Preferred Stock to be signed by Steve Olsher, its President, this 6th day of January, 2000.



                                       LIQUOR.COM, INC.


                                       /s/ Steve Olsher
                                       --------------------------
                                       Steve Olsher
                                       President


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